EXHIBIT 99.1

Rick Carlson Appointed SMTP President

SMTP Taps Carlson to Take on Broader Role in Organization

Nashua, NH, July 31, 2015 -- SMTP, Inc. (NASDAQ:SMTP), a global provider of cloud-based marketing technologies, announced today that Rick Carlson, President of SharpSpring, will be appointed President of SMTP, Inc. effective August 1, 2015, reflecting a broader role across the organization.  In this new role, Rick will continue to drive SharpSpring’s growth but will also have responsibilities over marketing, product and operations across the entire company.

“Rick is a proven leader who has the experience and track record of delivering results,” said Jon Strimling, SMTP’s CEO. “His product vision and leadership drove SharpSpring to rapidly become a leading player in the fast growing marketing automation technology space.  We are confident that Rick will help lead SMTP to new levels in the years to come.”

Carlson joined SMTP in the August 2014 acquisition of SharpSpring, and has quickly gained the respect and admiration of the company’s team worldwide.  His results-oriented approach and focus on accountability have been instrumental in SharpSpring’s rapid adoption as a marketing automation provider.

“I am honored to serve as the President of SMTP,” said Rick Carlson. “Since joining the company last year, I have had the pleasure of working with a fantastic team of managers and leaders.   I am excited to expand my work with Jon, the technology and management teams, and the great people across our organization.  Together, we intend to continue to transform SMTP into a market leader, drive growth and create value for shareholders, across all of our products and services.”

About SMTP, Inc.
SMTP, Inc. (NASDAQ: SMTP) is a global provider of cloud-based marketing solutions ranging from sophisticated marketing automation (via subsidiary SharpSpring) to comprehensive email and mobile marketing (via subsidiary GraphicMail) and scalable, cost-effective email deliverability services. The company’s product family is hallmarked by its flexible architecture, ease-of-use and cost-effectiveness. SMTP augments its technology with high-quality, multilingual customer service and support. SMTP, Inc. is headquartered in Nashua NH, and can be found on the web at www.smtp.com. SharpSpring, based in Gainesville, FL, can be found on the web at www.SharpSpring.com. GraphicMail, based in Geneva, Switzerland, can be found on the web at www.GraphicMail.com.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K and other risks to which our Company is subject, and various other factors beyond the Company’s control.

Investor Relations Contact:

Edward Lawton

Chief Financial Officer

(617) 500-0122

ir@smtp.com